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                                                                    EXHIBIT 16.1

Southland Business Service
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Accounting and Financial Planning                   20929 Ventura Boulevard #206
Income Tax Preparation                         Woodland Hills, California  91364
                                                                  (818) 347-3233
                                                              FAX (818) 347-3271


January 30, 1998


Ms. Catherine Patterson
Electropure, Inc.
23251 Vista Grande, Suite A
Laguna Hills, CA   92653

Dear Ms. Patterson:

Our firm has discontinued offering auditing services and, as a result, must resign as the independent certified public accountants for Electropure, Inc. (the "Company"). We will continue to offer income tax preparation and financial planning services to the Company as we have in the past.

Please be advised that a Form 8-K is required to be filed with the Securities and Exchange Commission ("SEC") within five business days of a change in accountants.

A copy of the attached letter is being sent to the SEC to confirm that the client-auditor relationship between Electropure, Inc. (Commission File Number 0-16416) and Southland Business Service has ceased.

Very truly yours,

SOUTHLAND BUSINESS SERVICE

/S/  BERNARD J. LUND

Bernard J. Lund, CPA

cc:      Securities and Exchange Commission